UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2018

SUPER MICRO COMPUTER, INC.
(Exact name of registrant specified in its charter)

Delaware	001-33383	77-0353939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
980 Rock Avenue, San Jose, California 95131
(Address of principal executive offices, including Zip Code)
Registrant’s telephone, including area code: (408) 503-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 19, 2018, Super Micro Computer, Inc., a Delaware corporation (the “Company” or “U.S. Borrower”), entered into a Loan and Security Agreement by and among the Company (and together with any other party joined thereto after the U.S. Closing Date referred to therein, a “U.S. Borrower”, individually, each a “U.S. Borrower” and collectively, the “U.S. Borrowers”), Super Micro Computer B.V., a private limited liability company formed under the laws of the Netherlands and registered with the Trade Register of the Dutch Chamber of Commerce under number 17102792 (“SMCI BV”, together with any other party joined hereto after the Dutch Closing Date, as defined therein, as a “Dutch Borrower”, individually, each a “Dutch Borrower” and collectively, the “Dutch Borrowers”, and together with U.S. Borrowers, individually, a “Borrower” and, collectively, the “Borrowers”), the financial institutions party thereto from time to time (the “Lenders”), and Bank of America, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, “Agent”) (the “Loan and Security Agreement”). The Loan and Security Agreement replaced the Company’s existing Credit Agreement with Bank of America, N.A. dated as of June 30, 2016, as amended.

The Loan and Security Agreement provides for revolving loans and other financial accommodations in an aggregate principal amount not to exceed Two Hundred Fifty Million Dollars ($250,000,000) extended by the U.S. Lenders (as defined in the Loan and Security Agreement) to the U.S. Borrowers on the U.S. Closing Date of April 19, 2018 (the “U.S. Revolving Credit Facility”). The term of the U.S. Revolving Credit Facility expires after 364 days or, if certain conditions are satisfied under the Loan and Security Agreement, the U.S. Revolving Credit Facility will convert to a 5-year revolving credit facility (the “5-year Revolving Credit Facility”). Upon converting to the 5-year Revolving Credit Facility, the Lenders shall extend U.S. Revolver Loans and Dutch Revolver Loans (both as defined in the Loan and Security Agreement) and other financial accommodations in an aggregate principal amount not to exceed $400,000,000 to the Borrowers.

Prior to the conversion to the 5-year Revolving Credit Facility, interest on the U.S. Revolver Loans shall be LIBOR plus 2.75% per annum. Upon converting to the 5-year Revolving Credit Facility, interest shall be equal to LIBOR plus: (a) 2.00% on the U.S. Revolver Loans and 2.00% on the Dutch Revolver Loans if Global Availability (as defined in the Loan and Security Agreement) is less than or equal to 25%; (b) 1.75% on the U.S. Revolver Loans and 1.75% on the Dutch Revolver Loans if Global Availability is greater than 25% and less than or equal to 50%; and (c) 1.50% on the U.S. Revolver Loans and 1.50% on the Dutch Revolver Loans if Global Availability is greater than 50%. If LIBOR is unavailable, the U.S. Revolver Loans shall bear interest at the U.S. Base Rate (as defined in the Loan and Security Agreement) plus 0.50%, and the Dutch Revolver Loans shall bear interest at the Foreign Base Rate (as defined in the Loan and Security Agreement) plus 1.50%.

Interest accrued on the Revolver Loans (as defined in the Loan and Security Agreement) shall be due and payable in arrears on the first day of each month. Revolver Loans are due and payable in full on the Revolver Termination Date (as defined in the Loan and Security Agreement), unless payment is required earlier under the Loan and Security Agreement. Voluntary prepayments are permitted without early repayment fees or penalties.

Subject to customary exceptions, the U.S. Revolving Credit Facility is secured by substantially all of the assets of the U.S. Borrowers, and the Dutch Revolving Credit Facility is secured by substantially all of the assets of the Dutch Borrowers. Additionally, the Revolver Loans are guaranteed by Super Micro Computer, LLC, a Delaware limited liability company (the “Guarantor”). The Guarantor has secured its guaranty pursuant to a security agreement pledging substantially all of its assets, subject to customary exceptions.

The Loan Documents (as defined in the Loan and Security Agreement) contain customary covenants that require the Borrowers to maintain a specified fixed charge coverage ratio and restrict the ability of the Borrowers and certain of their subsidiaries to make certain distributions with respect to their capital stock, prepay other debt, encumber their assets, incur additional indebtedness, make investments above specified levels, engage in certain business combinations and engage in other specified corporate activities.

On April 19, 2018, the Company issued a press release announcing the Company has entered into the Loan and Security Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information regarding the Loan and Security Agreement as set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release of Super Micro Computer, Inc., dated April 19, 2018 titled "Supermicro® Announces Closing of Refinancing".

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER MICRO COMPUTER, INC.

Date: April 24, 2018	By:	/s/ Charles Liang
President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Exhibit Index

Exhibit Number	Description

99.1	Press Release of Super Micro Computer, Inc., dated April 19, 2018 titled "Supermicro® Announces Closing of Refinancing".